Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Adam Gaber
adam.gaber@avangrid.com 917-224-6176

AVANGRID APPOINTS PEDRO AZAGRA CEO

Azagra succeeds Dennis V. Arriola who has decided to step down

ORANGE, Conn. — March 3, 2022 — AVANGRID, Inc. (NYSE: AGR), a leading sustainable energy company, announced today the appointment of Pedro Azagra Blázquez as Chief Executive Officer of AVANGRID. Mr. Azagra will succeed Dennis Arriola who has decided to leave the business, effective May 28, 2022. AVANGRID will work towards a smooth transition.

Mr. Azagra has served as a member of the AVANGRID Board of Directors since 2019, and previously served as a member of the Board of Directors from 2014 to 2018. Mr. Azagra also serves as a member of the Executive Committee of the Board of Directors and the Special Committee of the Board of Directors, which is responsible for, among other things, assisting the Board of Directors with oversight of the New England Clean Energy Connect (NECEC) transmission line project.

Mr. Azagra currently serves as the Chief Development Officer for Iberdrola, S.A., where he has executed more than one hundred transactions and led the international expansion of Iberdrola. In addition, Mr. Azagra serves as a member of the board of directors of Neoenergia, S.A., a member of the Iberdrola group of companies listed on the São Paulo Stock Exchange. Mr. Azagra has a degree in Law and Business Administration from the Instituto Católico de Administración y Dirección de Empresas (ICADE) at the Universidad Pontificia de Comillas in Madrid, and an MBA from the University of Chicago.

“Pedro knows AVANGRID and the U.S. market well. I am very confident that under his leadership, we will continue on the path of performance based on ESG+F and a focus on being the leading sustainable energy company in the U.S.,” said Ignacio Galán, Chairman of AVANGRID. “Over the years, Pedro has built strong relationships in the U.S. with key stakeholders in our sector.”

Mr. Azagra has deep familiarity with the AVANGRID businesses and has advised AVANGRID in connection with the merger proceedings with PNM Resources and previously led the $4.7 billion acquisition and integration of Energy East Corporation in 2008 and the $17.9 billion merger and integration of AVANGRID (formerly known as Iberdrola USA) and UIL Holdings in 2015. In these and in other important AVANGRID matters, he has led regulatory strategy and regularly provided testimony on our governance commitments and customer benefits. Formerly, Mr. Azagra led the U.S. businesses of Iberdrola Group and served as Director of Strategy. Mr. Azagra previously served as member of the board of directors of Energy East, Rochester Gas and Electric, and New York State Electric & Gas.

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About AVANGRID: AVANGRID, Inc. (NYSE: AGR) aspires to be the leading sustainable energy company in the United States. Headquartered in Orange, CT with approximately $40 billion in assets and operations in 24 U.S. states, AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns and operates eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 7,000 people and has been recognized by JUST Capital in 2021 and 2022 as one of the JUST 100 companies – a ranking of America’s best corporate citizens. In 2022, AVANGRID ranked second within the utility sector for its commitment to the environment and the communities it serves. The company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2021 for the third consecutive year by the Ethisphere Institute. For more information, visit www.avangrid.com.